EXHIBIT 4.19


                      NON-QUALIFIED STOCK OPTION AGREEMENT


STOCK OPTION AGREEMENT made in the City of Pittsburgh, Pennsylvania as of November 1, 1991, between Westinghouse Electric Corporation, a Pennsylvania corporation (the "Corporation"), and Mr. Leo W. Yochum ("Mr. Yochum").

In consideration of the mutual covenants hereinafter set forth and intending to be legally bound, the parties have agreed, and do hereby agree, as follows:

         1. OPTION GRANT

The Corporation hereby grants Mr. Yochum the right and option (the "Option") to purchase all or part of any aggregate of 200,000 shares of its common stock, par value $1.00 per share ("Common Stock") from the Corporation for a purchase price of $21.75 per share, on the terms and conditions herein set forth.

         2. OPTION TERM

The term of the Option shall be a period of ten years from the date of this Agreement, unless the Option is earlier terminated under the terms of paragraph 5 hereof.

         3. EXERCISE OF OPTION

The Option will be exercisable in whole or in part after the date hereof, subject to the terms and conditions of this Agreement, and at any time before it terminates. During Mr. Yochum's lifetime, the Option may be exercised only by him or a guardian or legal representative. Mr. Yochum shall have none of the rights of a stockholder with respect to any shares of the Common Stock subject to the Option until such shares shall be issued in his name or the name of a designee following the exercise of the Option.

Shares of Common Stock issued upon exercise of the Option are not covered by any registration statement filed under the Securities Act of 1933 (the "Act"). Accordingly, Mr. Yochum agrees that any such shares of Common Stock will not be sold by him within two years after the date of any exercise unless (i) a registration statement under the Act applicable to such shares of Common Stock shall be in effect, or (ii) the Corporation shall have received an opinion of its counsel that such shares of Common Stock may be sold without the registration under the Act.

If Mr. Yochum dies prior to the exercise or expiration of the Option, the Option shall terminate two years after Mr. Yochum's death, during which period the Option may be exercised by the person or persons to whom Mr. Yochum's rights shall pass by will or by the applicable law of descent and distribution.

         4. METHOD OF OPTION EXERCISE

Subject to the terms of this Agreement, the Option may be exercised by written notice to the Corporation at Westinghouse Corporate Information Services, Post Office Box 86070, Pittsburgh, Pennsylvania 15221, attention of Executive Compensation Services. Such notice shall state the election to exercise the Option, the number of shares in respect of which it is being


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exercised and shall be signed by the person or persons so exercising the Option.
Such notice shall be accompanied by payment of the full purchase price of said shares in such manner as may be acceptable to the Corporation prior to delivery of the certificate or certificates representing said shares. Notice of the exercise of the Option to Executive Compensation Services may also be given by FAX bearing the appropriate signature if followed promptly by a written confirmation of such exercise. The Corporation shall deliver a certificate or certificates representing said shares as soon as practicable after the notice shall be received by the Corporation. The certificate or certificates for the shares as to which the Option have been so exercised shall not be registered earlier than five business days after receipt of notification of the exercise of the Option and, unless the person or persons exercising the Option shall otherwise direct the Corporation in writing, such certificate or certificates for the shares shall be registered in the name of the person or persons so exercising the Option and shall be delivered as aforesaid to or upon the written order of the person or persons exercising the Option. In the event the Option shall be exercised by any person or persons other than Mr. Yochum, such notice shall be accompanied by appropriate proof of the derivative right of such person or persons to exercise the Option. The date of exercise of the Option shall be the date on which the aforesaid notice is received. All shares that shall be purchased upon the exercise of the Option as provided herein shall be fully paid and non-assessable.

         5. TERMINATION OF OPTION

The Option may not be exercised to any extent after termination of the Option in one of the following ways, whichever first occurs;

(a) Upon exercise, the Option shall terminate as to the number of shares of Common Stock with respect to which such Option was exercised.

(b) The Option and all rights and obligations thereunder shall expire ten years after the date of this Agreement.

         6. ADJUSTMENT UPON CHANGES IN STOCK

If there shall be any change in the stock subject to the Option granted hereunder, through merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other change in the corporate structure, appropriate adjustments may be made by the Board of Directors of the Corporation (or if the Corporation is not the surviving corporation in any such transaction, the Board of Directors of the surviving corporation) in the number and kind of shares and the price per share subject to the Option.

         7. LIMITED RIGHTS

The Corporation hereby grants to Mr. Yochum limited stock appreciation rights ("Limited Rights") with respect to the shares subject to the Option on the terms and conditions herein set forth. Upon the occurrence of a Change in Control, as defined below, the Option and Limited Rights granted herein shall become immediately exercisable.

A Limited Right may be exercised only during the period beginning on the first day following a Change in Control and ending on the thirtieth day following such date. Each Limited Right shall

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be exercisable only to the same extent the Option is exercisable, and in no event after the termination of the Option. In no event shall a Limited Right be exercised during the first six months after the date of grant of the Limited Right. Limited Rights shall be exercisable only when the fair market value (determined as of the date of exercise of the Limited Rights) of each share of Common Stock with respect to which the Limited Rights are to be exercised shall exceed the option price per share of Common Stock subject to the Option.

Upon the exercise of Limited Rights, the Option shall be considered to have been exercised to the extent of the number of shares of Common Stock with respect to which such Limited Rights are exercised. Upon the exercise or termination of the Option, the Limited Rights with respect to such Option shall be considered to have been exercised or terminated to the extent of the number of shares of Common Stock with respect to which the Option was so exercised or terminated.

Upon the exercise of Limited Rights, Mr. Yochum shall receive in cash an amount equal to the product computed by multiplying (i) the excess of (a) the higher of
(x) the Minimum Price Per Share (as hereinafter defined), or (y) the highest reported closing sales price of a share of Common Stock on the New York Stock Exchange at any time during the period beginning on the sixtieth day prior to the date on which such Limited Rights are exercised, over (b) the option price per share of Common Stock subject to the Option, by (ii) the number of shares of Common Stock with respect to which such Limited Rights are being exercised.

For purposes of this paragraph, the term "Minimum Price Per Share" shall mean the highest gross price (before brokerage commissions and soliciting dealers' fees) paid or to be paid for a share of Common Stock (whether by way of exchange, conversion, distribution upon liquidation or otherwise) in any Change in Control which is in effect at any time during the period beginning on the sixtieth day prior to the date on which such Limited Rights are exercised and ending on the date on which such Limited Rights are exercised. For purposes of this definition, if the consideration paid or to be paid in any such Change in Control shall consist, in whole or in part, of consideration other than cash, the Corporation shall take such action, as in its judgment it deems appropriate, to establish the cash value of such consideration.

The term "Change in Control" means the occurrence of one or more of the following events:

(a) there shall be consummated (i) any consolidation or merger of the Corporation in which the Corporation is not the continuing or surviving corporation or pursuant to which shares of the Corporation's Common Stock would be converted into cash, securities or other property, other than a merger of the Corporation in which the holders of the Corporation's Common Stock immediately prior to the merger have the same proportionate ownership of Common Stock of the surviving corporation immediately after the merger, or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Corporation, or (b) the stockholders of the Corporation shall approve any plan or proposal for the liquidation or dissolution of the Corporation, or (c) (i) any person (as such term is defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) (the "Exchange Act")), corporation or other entity shall purchase any Common Stock of the Corporation (or securities convertible into the Corporation's Common Stock) for cash, securities or any other consideration pursuant to a tender offer or exchange offer, unless, prior to the

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         making of such purchase of Common Stock (or securities convertible into Common Stock), the Board shall determine that the making of such purchase shall not constitute a Change in Control, or (ii) any person (as such term is defined in Section 13(d) of the Exchange Act), corporation or other entity (other than the Corporation or any benefit plan sponsored by the Corporation or any of its subsidiaries) shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing twenty percent or more of the combined voting power of the Corporation's then outstanding securities ordinarily (and apart from any rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in Rule 13d-3(d) in the case of rights to acquire any such securities, unless, prior to such person so becoming such beneficial owner, the Board shall determine that such person so becoming such beneficial owner shall not constitute a Change in Control, or (d) at any time during any period of two consecutive years, individuals who at the beginning of such period constituted the entire Board shall cease for any reason to constitute at least a majority thereof, unless the election or nomination for election of each new director during such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period.

         8. NON-TRANSFERABILITY OF OPTION

The Option shall not be transferable otherwise than by will or by the applicable laws of descent and distribution. More particularly (but without limiting the generality of the foregoing), the Option may not be assigned, transferred (except as aforesaid), pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect.

         9. This Agreement shall be governed in all respects by the laws of the Commonwealth of Pennsylvania.

                                        WESTINGHOUSE ELECTRIC CORPORATION



                                        By:
                                            ------------------------------------


ATTEST

-----------------------------
Assistant Secretary


                                        By:
                                            ------------------------------------
                                                      Leo W. Yochum
                                                      (Legal Signature)



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